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                                                                    Exhibit 10.4

3/29/02

                                  CEO Contract

Incumbent:     John H Edmondson (Referred to as John in this contract)

Title:         President and CEO of West Marine

Term:          From date signed through February 2004

Salary: Current salary, adjusted annually based on overall review rating as per West Marine guidelines

Bonus:         Annual Bonus:
               Target 75% of Salary (No bonus paid below 80% of budget or last years Net Profit after tax whichever is higher)

               Annual Bonus for FY 2002 consists of two parts:

                    Part I (Earnings Bonus): Represents 80% of annual bonus. (I.E. 80% of 75% of salary when company earns 100% of budget earnings.) 100% of bonus paid when audited company financial results show that company earned 100% of Net Earnings after tax as per budget approved by the Board of Directors for the year. The bonus is increased or decreased as Net Earnings after tax increase or decrease from the budget by a factor of 4:1. Minimum hurdle for achieving Earnings Bonus is prior years Net Earnings after tax or 80% of budget whichever is higher.

                    Part 2 (Comp Sales Bonus): Represents 20% of annual bonus. Full bonus is paid when company comparable store sales hit budgeted Comp store sales. For every point increase or decrease over the budgeted sales, this sales bonus is respectively increased or decreased by 20%.

               Organization and compensation committee will set bonus parameters for FY 2003.

               Long Term Bonus: This bonus will be paid after audited financial results for 2003 become available.

               There are two components: ROA for the year 2003 and average 3 year straight top line sales growth for 2001, 2002 and 2003.

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               The targets for bonus purposes and amount of bonus potential will be set by March 30, 2002 by the company's Organization and Compensation Committee.

               Condition (applies to annual bonus): 100% of earned bonus in excess of 50% of salary be used to purchase West Marine stock on the open market. Stock to be held until CEO leaves company.

Stock Options: Annual stock option grant as recommended by Compensation committee (but with market value of a minimum of $1,000,000 market value of stock being optioned, in the event stock is selling for less than $20.00, the option grant will be 50,000 shares), vesting 20% per year.

Stock Ownership guidelines: Executive shall build an equity position equal to approximately 2X annual salary amount over a two-year period. An equity position is defined as ownership of stock.

Stock Option Vesting: All Options currently granted as well as additional Options granted through the expiration of this contract will vest unconditionally until exhausted. The vesting may be accelerated or vest under normal conditions at the discretion of the Board of Directors.

Other Incentives: Throughout the period that Johns stock vests and until fully exercised, he will be allowed to participate in the company's health care insurance programs at no expense.

John agrees that he will continue in his CEO role at West Marine through February 28, 2004. He will also use his best efforts to insure that succession planning and training for the CEO position have been successfully completed in the opinion of the Board. If an internal candidate is not deemed ready then John agrees to stay up to an additional six months while a qualified external successor is being hired.

Employment Guarantee: In the event of termination by the company for any reason other than cause, defined as an act of fraud or dishonesty that materially affects the company in an adverse manner, Following written notice of termination, John will be entitled to salary and estimated bonuses for the period ending with the term of this contract or twelve months, whichever is greater. In addition all stock options will immediately vest and become exercisable for a period of up to one year from the ending term of the term of this contract.

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Confidentiality and Non-Compete: John agrees to execute the attached
Confidentiality and Non-Compete agreement concurrently with the signing of this Contract.

Date: March 29, 2002


/s/ Randy Repass                                /s/ John H. Edmondson
---------------------------------               --------------------------------
Randy Repass                                    John H. Edmondson
Chairman                                        CEO